Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY “[*]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

DEVELOPMENT AND SUPPLY AGREEMENT

This Development and Supply Agreement (this “Agreement”) is made as of July 17, 2024, (the “Effective Date”) by and between Evofem Biosciences, Inc., a Delaware corporation on behalf of itself and its wholly owned subsidiaries Evofem Biosciences Operations, Inc. and Evofem, Inc. (“Licensor”), and Pharma 1 Drug Store L.L.C., a United Arab Emirates limited liability company (“Licensee”). Licensor and Licensee are sometimes referred to collectively herein as the “Parties” or individually as a “Party.”

WHEREAS, Licensor wishes to grant to Licensee, and Licensee wishes to obtain from Licensor, an exclusive license to develop, market, advertise, promote, distribute, offer for sale, sell, and import Licensor’s contraceptive product in the Middle East region on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

1.	DEFINITIONS

In addition to the capitalized terms defined elsewhere in this Agreement, the following terms used in this Agreement shall have the meaning set forth below:

“ADE” means any Adverse Event associated with the Licensed Product (including Adverse Drug Reactions).

“Adverse Event” or “AE” means any untoward medical occurrence in a patient or clinical investigation subject administered Licensed Product and which does not necessarily have to have a causal relationship with such treatment.

“Adverse Reaction” or “Adverse Drug Reaction” or “ADR” means a response to a Licensed Product which is noxious and unintended and which occurs at doses normally used in humans for prophylaxis, diagnosis or therapy of disease or for modification of physiological function.

“Affiliate” means, with respect to any Party, any other Party who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Party. For the purposes of this definition only, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Party, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Laws” means all applicable laws, rules, regulations and guidelines that may apply to the development, marketing, manufacturing or sale of Licensed Products or the performance of either Party’s obligations under this Agreement, including but not limited to all laws, regulations and guidelines governing the import, export, development, marketing, distribution and sale of the Licensed Product in the Territory and in the United States of America, all Good Manufacturing Practices or Good Clinical Practices standards or guidelines promulgated by the US Food and Drug Authority, other Competent Authorities, or the International Conference on Harmonization.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States, or any day on which banking institutions in the State of Delaware are authorized or required by law or other governmental action to close.

“Calendar Quarter” means the respective periods of three consecutive calendar months ending on March 31, June 30, September 30 and December 31, provided the initial Calendar Quarter under this Agreement shall begin on the Effective Date and end on the first March 31, June 30, September 30 or December 31 following the Effective Date.

“Commercially Reasonable Efforts” means, except as otherwise explicitly set forth in this Agreement, efforts consistent with the reasonable exercise of prudent scientific and business judgment and generally accepted practices in the pharmaceutical industry, as applied to similar products having comparable market potential.

“Competent Authorities” means collectively the governmental entities in the Territory responsible for the regulation of medicinal products intended for human use and the United States Food and Drug Authority.

“Competing Product” means an acidic-based female contraceptive product.

“Confidential Information” means any confidential or proprietary information of a Party, whether in oral, written, graphic or electronic form, provided that any of the following information, which the receiving Party can prove by competent evidence, shall not be Confidential Information:

(a) information that is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

(b) information that is known by the receiving Party at the time of receiving such information, as evidenced by its written records maintained in the ordinary course of business;

(c) information that is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;

(d) information that is independently developed by the receiving Party without use of, or reference to, the disclosing Party’s Confidential Information; or

(e) information that is the subject of a written permission to disclose provided by the disclosing Party.

“Control” means the possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing on the Effective Date or, with respect to any intellectual property rights acquired from a Third Party following the Effective Date, any agreements in effect at the time such rights are acquired.

“Development Documentation” means all documentation, including notes, summaries and analyses related thereto, developed in connection with all research, development, or clinical trials performed by or on behalf of Licensee in the Territory under this Agreement (including but not limited to any research and development or post-marketing studies performed following Governmental Approval).

“Field” means use for female contraception.

“Governmental Approval” means all permits, licenses and authorizations, including but not limited to, import permits and marketing authorizations required by any Competent Authority as a prerequisite to the manufacturing, marketing or selling of the Licensed Product for human therapeutic use in the Territory.

“Improvements” means any and all developments, inventions or discoveries relating to the Licensed Technology that are developed or acquired by, or otherwise come under the Control of, a Party, a Sublicensee, or any Affiliate thereof and shall include, but not be limited to, such developments intended to enhance the safety and/or efficacy of the Licensed Product.

“Licensed Know-How” means all know-how, trade secrets, inventions, data, processes, techniques, procedures, compositions, devices, methods, formulas, protocols and information, whether or not patentable, which are not generally publicly known, including, without limitation, all chemical, biochemical, toxicological, and scientific research information, whether in written, graphic or video form or any other form or format, in each case related to the Licensed Product which is under the Control of Licensor as of the Effective Date.

“Licensed Patent Rights” means all Patent Rights in the Territory claiming the Licensed Product, or that are necessary to develop, manufacture and commercialize the Licensed Product in the Territory (including all such patents claiming Improvements or the composition of matter, formulation or method of manufacture or use of the Licensed Products), to the extent under the Control of Licensor.

“Licensed Product” means (i) Phexxi® and (ii) any related formulation covered by the Licensed Technology whether now existing or subsequently developed, in each case that is supplied to Licensee by (or on behalf of) Licensor.

“Licensed Technology” means the Licensed Patent Rights and the Licensed Know-How.

“Licensed Trademark” means Phexxi® unless such trademark is determined to be unacceptable to the Competent Authorities in the Territory, in which event the Parties shall mutually agree upon an alternative trademark.

“Order” means a written purchase order for Licensed Products, which order shall include a delivery schedule specifying the requested delivery date and quantity for each Licensed Product ordered.

“Patent Rights” means all rights under patents and patent applications, and any and all patents issuing therefrom (including utility, model and design patents and certificates of invention), together with any and all substitutions, extensions (including supplemental protection certificates), registrations, confirmations, reissues, divisionals, continuations, continuations-in-part, re-examinations, renewals and domestic and foreign counterparts of the foregoing.

“Product Development” means all actions reasonably necessary in connection with seeking and obtaining Governmental Approval of the Licensed Product in Field in the Territory, including, if and as necessary, the performance of clinical trials of the Licensed Product in the Field in the Territory in accordance with this Agreement.

“Product Specifications” means the manufacturing and product specifications for the applicable Licensed Product as provided by Licensor to Licensee and may be amended from time to time in accordance with this Agreement, Applicable Laws and requirement of Competent Authorities.

“Results” means the results from all research, development, and clinical trials performed by or on behalf of Licensee, Sublicensee’s, or any Affiliates thereof, including but not limited to that reported on Development Documentation.

“Sublicensee” means a Third Party to which a Party has granted a sublicense under the licensed rights granted to such Party hereunder, to the extent such sublicense grant is permitted and made in accordance with the terms thereof.

“Territory” means United Arab Emirates, Saudi Arabia, Kuwait, Jordan, Qatar, and Oman, with potential to expand into Algeria, Bahrain, Cyprus, Egypt, Iran, Iraq, Israel, Libya, Lebanon, Morocco, Palestinian Territories, Syria, Tunisia, Turkey, and Yemen; provided that Licensor may exclude any country or region from the Territory, by written notice to Licensee, upon the occurrence of any trade ban relating to such country or region imposed by any government entity with jurisdiction over Licensee or Licensor or any of their Affiliates.

“Third Party” means any entity other than: (a) Licensor, (b) Licensee, or (c) an Affiliate of Licensor or Licensee.

2.	CLINICAL, REGULATORY AND GOVERNMENTAL APPROVAL.

2.1 Licensee shall use Commercially Reasonable Efforts to pursue Product Development. Licensee will carry out development work substantially pursuant to a detailed development plan that is (i) initially drafted by Licensee, (ii) includes regulatory requirements of the Competent Authorities in the Territory and (ii) is approved in writing by Licensor, such approval not to be unreasonably withheld, prior to Licensee undertaking any activities pursuant to this Agreement (such plan, as approved, the “Development Plan”). Licensee shall not perform, nor enable any Affiliate or Third Party to perform, any research and development concerning the Licensed Product except as provided in the Development Plan. The Development Plan may be amended by Licensee from time to time, subject to the advance review and written approval by Licensor in writing of each such amendment. Licensee shall provide Licensor with detailed written reports regarding the status, progress, and outcome, as well as major findings and major decision points, of Product Development at least once per Calendar Quarter during the Term, which reports shall be delivered no later than five (5) Business Days following the end of the applicable Calendar Quarter; and, without limiting the generality of other rights granted herein, Licensor shall have the right to share data contained in such reports with Third Parties as necessary.

2.2 Regardless of the approval of a Development Plan, Licensee shall separately present all plans for any pre-clinical and clinical trials related to the Licensed Product including, but not limited to trial design and trial protocols.

2.3 Licensee shall maintain books and records in connection with the Development Plan in accordance with Applicable Laws and otherwise in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, including to obtain Governmental Approvals, and shall properly reflect all material work done and results achieved by or on behalf of Licensee in the performance of the Development Plan in such books and records. Once per year and upon five (5) Business Day’s prior written notice Licensor and its designees shall have the right to access, audit, and inspect the materials in such books and records and any facilities engaged in Product Development by or on behalf of Licensee at Licensor’s expense, and Licensee shall without undue delay provide copies of such books and records, and access to any such facilities, to Licensor and/or its designees upon their reasonable request.

2.4 Licensee shall be responsible for the compilation and submission of the regulatory filings in respect of the Licensed Product in the Territory, the holder of any Governmental Approvals granted for the Licensed Product, and responsible for interaction with Competent Authorities in the Territory, provided that (i) no filing, submission, or correspondence shall be made to any Competent Authority or other governmental authority or agency concerning the Licensed Product in the Territory without providing Licensor a reasonable opportunity to review such filing, submission, or correspondence and obtaining Licensor’s prior written consent with respect to the content thereof and (ii) Licensee shall provide Licensor prompt advance written notice of, and a reasonable opportunity to attend and participate in, any meetings (in person, telephonic or otherwise) with any Competent Authorities or other governmental authorities or agencies concerning Licensed Products in the Territory. Licensee shall reasonably advise Licensor in detail regarding the status of, or developments with respect to, the regulatory filings and Governmental Approvals but not less than at the end of every Calendar Quarter in accordance with terms of this Agreement.

2.5 Licensor shall, upon Licensee’s reasonable request, promptly provide to Licensee all material information, which is in Licensor’s possession and that Licensor has the right to provide to Licensee, regarding Licensor’s (or its Third Party contractors’) manufacturing facilities, methods and process controls for the manufacture of the Licensed Product, and will reasonably assist Licensee in compilation of information for the chemistry, manufacturing and control documentation which Licensee reasonably determines in good faith is needed for completion of the regulatory filings. In the event that Licensor reasonably determines that any such information constitutes proprietary, confidential, or trade secret information belonging to Licensor or its Third Party contractor(s), the Parties will cooperate to take appropriate steps to preserve the confidential, proprietary and/or trade secret status of such information.

2.6 Licensee shall, as promptly as reasonably possible, provide to Licensor, in English, a summary report to any interactions with any Competent Authorities with respect to the Licensed Product. Licensee will provide Licensor, in English, with a summary report of any interactions with any Competent Authorities as soon as reasonably possible. Should Licensor request additional information regarding the interaction with the Competent Authorities, Licensee will, as soon as reasonably possible, provide at Licensor cost, full translations, in English, of any Licensee documents (including any minutes, notes or other documents) Licensor might request concerning the Licensed Product or any activities of Licensee or its Affiliates related thereto. On or after the date of the first commercial sale of the Licensed Product, each Party shall provide the other Party with a status update with regard to any audit or inspection conducted by any Competent Authority which relates directly to the Licensed Product in the Territory.

2.7 Licensee shall be responsible for obtaining and maintaining all Governmental Approvals (including, but not limited to, all supplements, amendments and variations) necessary (a) for the commercial marketing, sale, and distribution of the Licensed Product in the Territory and (b) for Licensee to contract Licensor to manufacture and package the Licensed Product into final packaging.

2.8 Licensee shall be solely responsible for the payment of all costs incurred by it with respect to the Licensed Product in the Territory, including any and all costs incurred with respect to the development of the Licensed Product as a condition to the granting of Governmental Approval of the Licensed Product for in the Field.

2.9 Subject to Sections 3.6 and 9.6, Licensee shall own all rights in and to any Governmental Approval and related documentation, including all notes, summaries and analyses related thereto, developed in connection with such Governmental Approval.

2.10 Licensor shall provide Licensee with copies of and access to Licensed Know-How in Licensor’s possession and that Licensor has the right to provide to Licensee, including but not limited to information reasonably sufficient for allowing Licensee to (a) establish and undertake Commercially Reasonable Efforts to obtain the Governmental Approvals and (b) if obtained, maintain and comply with Governmental Approvals in the Territory.

2.11 The Parties shall keep each other promptly and fully informed about any material adverse events, side effects, injury, toxicity or sensitivity reaction associated with the Licensed Product of which such Party becomes aware, whether or not any such effect is attributable to the Licensed Product. Licensee shall be responsible for reporting relevant side effects (a) to the appropriate Competent Authorities in accordance with the terms of this Agreement and all Applicable Laws and (b) to Licensor according to a Safety Management Plan which will be mutually agreed between Licensor and Licensee prior to the first commercial sale of the Licensed Product in the Territory. Each shall promptly inform the other by telephone and in writing in the event any circumstances occur which may precipitate a possible or actual recall of any Licensed Product.

2.12 Licensee shall be entitled to carry out the Development Plan through the use of Third Party contractors, provided that Licensee shall be responsible and liable for such Third Party’s performance of and compliance with Licensee’s obligations hereunder.

2.13 To the extent that any Sublicensee of Licensee performs Product Development, the terms of this Section 2 shall apply to such person as if such person were the Licensee.

3.	LICENSES

3.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term an exclusive (even as to Licensor), royalty-free, sublicensable (subject to Section 3.4), license, in the Field under the Licensed Technology to market, advertise, promote, distribute for commercial sale, offer for sale, sell, and import for commercial sale the Licensed Product in the Territory.

3.2 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term an exclusive (even as to Licensor), royalty-free, sublicensable (subject to Section 3.4), license in the Field under the Licensed Trademarks to market, advertise, promote, distribute for commercial sale, offer for sale, sell, and import for commercial sale the Licensed Product in the Territory provided, that Licensor’s prior written approval shall be required for all such uses of Licensed Trademarks, which prior approval shall not be unreasonably withheld. Notwithstanding anything to the contrary, all use of the Licensed Trademarks shall be subject to Licensor’s internal usage policies, which may change from time to time. Licensor shall solely retain all goodwill and intellectual property rights associated with the Licensed Trademarks and all related trademarks derived therefrom, and the license granted in this Section 3.2 shall be subject to customary restrictions on usage.

3.3 Licensee shall not, and shall ensure that its Affiliates and Sublicensees shall not (a) develop, manufacture, market, sell, distribute, or offer for sale, or enable or provide any assistance to any Third Party with respect to the development, manufacturing, marketing, sale, or distribution of, any Licensed Product or substantially similar product in any jurisdiction outside the Territory and (b) use any trademark, trade name or other designation that is confusingly similar to the Licensed Trademarks. Licensee shall use Commercially Reasonable Efforts to ensure, and shall ensure that its Affiliates and Sublicensees use Commercially Reasonable Efforts to ensure, that no Licensed Products, or samples thereof, are manufactured, distributed to, exported to, or otherwise made available for use or sale in any jurisdiction outside the Territory.

3.4 Licensee may sublicense the rights granted to Licensee by Licensor under this Agreement to Affiliates and Third Parties in accordance with this Section 3.4. Any sublicense granted by Licensee shall be consistent in all material respects with, and subject to, the terms of this Agreement and, with respect to any sublicensee other than a sublicensee to a Third Party who is acting solely as a service provider to Licensee, shall include a requirement to make Commercially Reasonable Efforts to promote the sale, marketing, and distribution of, and otherwise commercialize and sell, the Licensed Product in the Territory in the Field. Licensee shall send Licensor an executed copy of such sublicense entered into with Third Parties promptly, but in no case later than thirty (30) days, after such sublicense is entered into by Licensee, and shall keep Licensor reasonably informed with respect to any sublicense granted by it hereunder.

3.5 Licensee shall be responsible and liable for the acts and omissions of its Affiliates, subcontractors and other Sublicensees performing Licensee’s rights or obligations under this Agreement on behalf of Licensee as if the same were performed by Licensee and no sublicense or subcontract arrangement pursuant to Section 3.4 shall relieve Licensee of any of its obligations under this Agreement. Sublicensees shall participate in the Governance Committee.

3.6 Subject to the rights of Licensee or any Sublicensee under this Agreement, Licensee hereby grants, and shall cause any Sublicensee to grant, to Licensor an exclusive royalty-free, fully-paid, irrevocable, worldwide perpetual license and right of reference, with rights of sublicense, under the Governmental Approvals, Development Documentation, and Results for any purpose.

3.7 During the Term of this Agreement, Licensor shall not sell, market, or offer for sale the Licensed Product in the Territory. Notwithstanding anything to the contrary, nothing in this Agreement shall limit Licensor’s or Licensor’s sublicensees’ right to research or develop, commercialize, market, sell, promote, distribute, import or manufacture any products, other than the Licensed Product, in the Territory, or to manufacture, use, sell, offer for sale, promote, import, or distribute the Licensed Product or any other products for use outside the Territory or enter into an agreement with any Third Party enabling such Third Party to engage in such activities with respect to the Licensed Product.

3.8 Licensee acknowledges that it shall have no right, title, or interest in or to the Licensed Technology or Licensed Product except to the extent set forth in this Agreement, and Licensor reserves all rights to make, have made, use, sell, offer for sale, and import the Licensed Technology and Licensed Product except as otherwise expressly granted to Licensee pursuant to this Agreement. Nothing in this Agreement shall be construed to grant Licensee any rights or license to any intellectual property of Licensor other than as expressly set forth herein.

4.	DEVELOPMENT AND COMMERCIALIZATION

4.1 A joint governance committee (“Governance Committee”) shall oversee and manage the relationship between the Parties and any Sublicensee under this Agreement, including without limitation, the coordination of the transfer of information between the Parties, the facilitation of the development of the Licensed Product in the Territory in accordance with the Development Plan, and proposed clinical trial design and protocols (if any). The Governance Committee shall include up to three (3) members of each Party and one (1) member of any Sublicensee. Notwithstanding the foregoing, nothing in this Section 4.1 or the operations of the Governance Committee shall supersede Licensor’s rights to approve a Development Plan or any pre-clinical or clinical trial pursuant to Sections 2.1 and 2.2 respectively. The Governance Committee shall be co-chaired by a representative of Licensee and a representative of Licensor. The co-chairpersons shall be responsible for calling meetings, setting the agenda, circulating the agenda at least ten (10) days prior to each meeting and distributing minutes of the meetings within ten (10) days following such meetings (provided that each co-chairperson may elect to delegate the performance of its responsibilities to other members of the Governance Committee from time to time), but shall not otherwise have any greater power or authority than any other member of the Governance Committee. Each Party shall disclose to the co-chairpersons any proposed agenda items, along with appropriate information at least twenty (20) days in advance of each meeting of the Governance Committee. Each member of the Governance Committee selected by each Party shall have substantial experience in biopharmaceutical product development, manufacturing and/or commercialization and other such expertise as appropriate to the activities of the Governance Committee. Each Party may replace its members of the Governance Committee upon written notice to the other Party and shall replace its members as the expertise required by the Governance Committee changes over time. The Governance Committee shall hold meetings at such times as shall be determined by a majority of the entire membership of the committee, but in no event, shall such meetings be held less frequently than once every month. Meetings of the Governance Committee shall be held by videoconference. Meetings of the Governance Committee shall be effective if at least two (2) members of the Governance Committee, representing each Party, are in attendance or participating in the meeting. Each Party shall be responsible for the expenses incurred in connection with its employees, consultants and its members of the Governance Committee attending or otherwise participating in Governance Committee meetings.

4.2 In the event that the objective(s) set forth in the Development Plan are not achieved in accordance with the terms of the Development Plan, Licensor shall notify Licensee thereof in writing, and Licensee shall have thirty (30) days following such notification to establish, to the reasonable satisfaction of Licensor, that any failures have been remedied as contemplated above. In the event Licensee fails to establish the same to Licensor’s reasonable satisfaction, Licensor shall have the right, in its sole discretion, to terminate the licenses granted to Licensee under this Agreement, either in whole or on a country-by-country basis, effective immediately.

4.3 Licensee or its Sublicensees, at its or their own expense, will be responsible for all sales and marketing activities related to the Licensed Product in the Territory.

4.4 Upon the receipt of Governmental Approval, Licensee agrees to use Commercially Reasonable Efforts to promote the sale, marketing, and distribution of, and otherwise commercialize and sell, the Licensed Product in the Territory in the Field. Licensee shall provide Licensor with quarterly written reports of Licensee’s commercialization efforts and activities for such quarter and a description of its plans for future commercialization efforts and activities. In addition, Licensee shall provide such other information, financial or otherwise, Licensor may reasonably request relating to the marketing, sale or distribution of the Licensed Product.

4.5 Beginning on the date of first commercial sale of the Licensed Product in the Territory, Licensee shall use Commercially Reasonable Efforts to deploy its sales representatives to sell the Licensed Product in the Territory. In the event Licensee materially fails to meet any commercialization objective set forth on Schedule 1 attached hereto (the “Commercialization Objectives”), Licensor shall notify Licensee thereof in writing, and Licensee shall have thirty (30) days following such notification to establish, to the reasonable satisfaction of Licensor, that any failures have been remedied as contemplated above. In the event Licensee fails to establish the same to Licensor’s reasonable satisfaction, Licensor shall have the right, in its sole discretion, to terminate the license granted to Licensee under this Agreement, either in whole or on a country-by-country basis, effective immediately.

5.	PATENTS AND INTELLECTUAL PROPERTY

5.1 Licensee shall not, and shall ensure that none of its Affiliates, Sublicensees, contractors, or other agents does not, take any action or make any statement that, directly or indirectly, adversely affects, or would reasonably be expected to adversely affect, any of the Licensed Patent Rights. Licensed Trademark(s) or Licensed Know-How, or Licensor’s or any Licensor Affiliate’s or Licensor’s sublicensees’ rights or ability to make, use, sell, offer for sale, or import Licensed Product or any other products.

5.2 Licensor shall own all right, title and interest in and to any Improvements made by or on behalf of either Party (or any Affiliate or Sublicensee thereof), solely or jointly with the other Party, any Sublicensee or any other Third Parties, and all intellectual property rights related thereto, and Licensee hereby assigns to Licensor all right, title, and interest to any Improvements generated by or on behalf of Licensee, any Sublicensee or its or their Affiliates, solely or jointly with any other Party, and all intellectual property rights related thereto. Licensee shall take all actions and execute all documents necessary to effect the purposes of the foregoing, as requested by Licensor, and cause its Affiliates, Sublicensees, employees, contractors, and other representatives to do the same. Licensee shall promptly notify Licensor in writing of Improvements made, solely or jointly with other persons, by Licensee or any Affiliate thereof. Licensee shall ensure that any contracts it may execute with any Sublicensee, Affiliate or other Third Party concerning Licensed Products shall be consistent with, and enable Licensee to comply with, this Section 5.2.

5.3 Licensee shall, at Licensor’s expense, take all such steps as Licensor may reasonably require to assist Licensor in maintaining the validity and enforceability of the Licensed Trademarks during the Term. Licensee shall not make an application to or actually register any unregistered Licensed Trademarks in the Territory without Licensor’s prior written consent.

5.4 Except as otherwise expressly provided herein, Licensor shall have the sole right and obligation to prosecute and maintain the Licensed Patent Rights in the Territory. Licensee shall reasonably cooperate in connection with the prosecution of the Licensed Patent Rights. Should Licensor decide that it is no longer interested in maintaining or prosecuting a particular Licensed Patent Rights in the Territory in respect of which it has the rights to so maintain and prosecute, Licensee may assume such prosecution and maintenance in the Territory at its sole expense.

5.5 Each of Licensee and Licensor shall promptly notify the other Party in writing of any alleged or threatened infringement of any Licensed Patent Rights or Licensed Trademarks by a Third Party, of which the Party becomes aware. Licensor shall have the first right to bring and control any action or proceeding with respect to any alleged or threatened infringement of Licensed Patent Rights or Licensed Trademark(s) in the Territory. If Licensor does not bring and continue pursuing an action or proceeding against, or otherwise take appropriate steps to cause the cessation of such an infringement of any Licensed Patent Rights or Licensed Trademark by or after the earlier of (i) one hundred and eighty (180) days following the notice of alleged infringement then Licensee shall have the right to bring and control an infringement action under the applicable Licensed Patent Rights with respect to such infringement at its own expense and by counsel of its own choice provided that Licensee may not settle an action or proceeding brought under this Section 5.5 in a manner that, or knowingly take any other action in the course thereof that, adversely affects the value, scope or validity of the Licensed Patent Rights or Licensed Trademarks without the written consent of the Licensor, which consent shall not be unreasonably withheld. For any action or proceeding brought by a Party under this Section 5.5 each Party shall reasonably cooperate with the other Party. Any recovery realized as a result of any litigation under this Section 5.5 (including, for greater certainty, the proceeds of any settlement relating to such litigation), after reimbursement of any litigation expenses of Licensee and Licensor, as applicable, shall be retained by the Party that brought and controlled such litigation for purposes of this Agreement, except that the other Party shall be entitled to receive twenty-five percent (25%) of any recovery realized by the Party that brought and controlled such litigation under this Section 5.5, after reimbursement of each of the Parties’ related litigation expenses.

6.	COMPLIANCE

6.1 Subject to Licensee’s obligations upon termination pursuant to this Agreement, Licensee shall, following final Governmental Approval by a given Competent Authority in the Territory, be the holder and owner of such Governmental Approval in the Territory. Licensee agrees that neither it nor its Affiliates or Sublicensees will do anything to recklessly, negligently, or intentionally adversely affect any Governmental Approval.

6.2 With respect to the Licensed Product, Licensee agrees, at its sole cost and expense, to maintain all Governmental Approvals throughout the Term including obtaining any supplemental applications, annual reports, variations or renewals thereof.

6.3 After the Effective Date, Licensee shall promptly provide Licensor a copy of any material correspondence or materials that it receives from a Competent Authority regarding any Licensed Product. If such correspondence is not received in English, Licensee will provide Licensor with a summary report in English of all material matters addressed. Should Licensor request additional information regarding the interaction with the Competent Authorities, Licensee will, as soon as reasonably possible, provide at Licensor’s cost, full translations, in English, or any documents (including any minutes, notes or other documents) Licensor might request.

6.4 Licensee shall, at its sole cost and expense, be responsible for, and perform, all reporting of ADEs and Phase IV surveillance (surveillance during commercialization of the Licensed Product) in the Territory, as required by Competent Authorities and Applicable Laws. Licensee shall provide Licensor with a copy of all safety-related correspondence with any Competent Authority within one (1) Business Day of its receipt or submission. Licensee shall provide all information necessary for Licensor to fulfill any requirements of Applicable Law related to ADEs and Phase IV surveillance of the Licensed Product in the United States of America.

6.5 Following Governmental Approval, in the Territory, Licensee will be responsible for (i) maintaining the Company Core Safety Information (or the substantial equivalent in the Territory) (“CCSI”), as included in the Company Core Data Sheet (or the substantial equivalent in the Territory) (“CCDS”) (as developed and provided by the Licensor) and (ii) maintaining the CCSI, as included in the package insert and prescribing information (or the substantial equivalent in the Territory) (“PI”). Licensee will also be responsible for submission of any safety-related supplemental applications for changes to any package insert or other labeling.

6.6 Following Governmental Approval, Licensee and each Sublicensee will maintain a pharmacovigilance database, and any other information required by Applicable Law in the Territory, for the Licensed Product in the Territory. The database will include all ADE reports from spontaneous sources, scientific literature, and post-marketing surveillance reports (serious) and SAE reports from clinical studies coming into the knowledge of Licensee as well as all other reports required by Applicable Law in the Territory. Spontaneous cases will include reports received from both healthcare professionals and consumers. AE data will be carried out in accordance with Licensee’s or Sublicensee’s standard operating procedures and Licensee will use World Health Organization ADR terminology. All reasonable assistance and access requested by either Party in responding to safety inquiries will be provided upon request. Information in Licensee’s safety databases will be used by Licensee to prepare safety-related supplemental applications for changes in the package insert(s)/labelling for Licensed Product. Licensee shall report any change to package insert(s)or labelling in any jurisdiction in the Territory to the Licensor within three (3) Business Days. Licensor will inform Licensee of safety- or efficacy- related labelling changes to the Core Data Sheet or as applicable to labeling of the License Product in the United States of America.

6.7 The Parties shall keep each other informed (including, but not limited to, in accordance with the Safety Management Plan) on all safety matters related to the Licensed Product and on any information received from any source concerning any ADR coming to either Party’s knowledge with regard to the Licensed Product.

6.8 Each Party is responsible for fulfilling its reporting obligations to the appropriate regulatory authorities with respect to the Licensed Product in accordance with Applicable Laws.

6.9 The Parties shall in relation to the Licensed Product report to each other all SAEs with a reasonable suspicion of causal relationship to the Licensed Products and all serious spontaneously reported suspected ADRs within one (1) Business Day after having come to a Party’s attention including a case description and medical causality assessment on the International Adverse Event Report Form (CIOMS form) in English. Licensee shall carry out follow up on all SARs (listed and unlisted) and non-serious unlisted ADRs in the Territory according to its standard operating procedures, which shall be commercially reasonable and consistent with industry standards. Pregnancy and in utero reports will be followed up by Licensee at the expected due date. Reasonable attempts shall be made by Licensee to obtain the required minimum information: identifiable patient, reporter, suspect drug, and AE.

6.10 Licensee shall report life-threatening or fatal SAEs in the Territory with a reasonable suspicion of causal relationship to the Licensed Product to Licensor and to appropriate Competent Authorities within one (1) Business Day. In the case of incomplete or insufficient data available, an initial report has to be issued meeting the time frame, followed by as complete a report as possible within the earlier of ten (10) Business Days or the date required by Applicable Law. Licensee shall report all other serious, unexpected ADRs to Competent Authorities as soon as possible but no later than ten (10) Business Days after first knowledge by Licensee.

6.11 In any case where a change in the risk-benefit-ratio of the Licensed Product becomes evident or safety actions due to ADR seem to be necessary (e.g. change of the label, product information, special information/warnings to the medical profession, patients, authorities or Product Recall), the Parties hereto will inform each other without delay and use commercially reasonable efforts to harmonize further measures as appropriate. Such exchange of information is realized through direct contacts between the responsible departments. Therefore, both Parties undertake to timely inform each other of any change in the responsible persons, the address, telephone and email addresses. If specific safety measures are to be taken in the Territory with respect to any Licensed Product, Licensee will ensure the implementation of such in the Territory within mutually agreed timeframes or according to regulatory obligations.

6.12 Regulatory inquiries from Competent Authorities in the Territory related to safety concerns for the Licensed Product received by either Party will be promptly forwarded to the other Party. The Parties shall work in good faith to develop a mutually agreeable response with respect to any such inquiry in the Territory at least five (5) Business Days before the response is required. The aforementioned information shall be addressed to:

In case of Licensor:

Ellen Thomas, Chief of Staff

Evofem Biosciences, Inc.

7770 Regents Road Suite 113-618
San Diego, California 92122

T: +1 718.490.3248

ethomas@evofem.com

info@evofem.com

In case of Licensee:

Ghada Ahmed

Pharma 1 Drug Store

Mansoor Building 2, Al Qusais, Store 02, Amman St

Dubai, United Arab Emirates

T: +971507502021

ra@pharmaoneco.com

6.13 Licensee will have the primary responsibility for reviewing relevant scientific literature for any serious and non-serious unlisted ADRs related to the Licensed Product in the Territory according to Applicable Laws.

6.14 Licensee will perform signal detection concerning the Licensed Product according to its own internal documented practices (as outlined in standard operating procedures/guidelines), which shall be commercially reasonable and consistent with industry standards. Any conclusion raised from the subsequent analysis revealing relevant safety concerns regarding the Licensed Product will be communicated to Licensor immediately.

6.15 Licensee will be responsible for preparing the periodic reports either required to be submitted to Competent Authorities in the Territory or in accordance with its own standard operating procedures, which shall be commercially reasonable and consistent with industry standards, and Applicable Laws. Licensee shall provide such periodic reports to Licensor. Licensor will, on Licensee’s reasonable request, provide Licensee with all data in its possession, and which Licensor has the right to provide to Licensee, which may reasonably be required for regulatory report compilation in the Territory.

6.16 If, after the date of the first commercial sale, a Competent Authority in the Territory requires additional testing, modification or communication related to approved indications of any Licensed Product, then Licensee shall, subject to Licensor’s prior written approval of any such testing, modification, or communication, design any such testing, modification, or communication. Licensor shall, if and as agreed to by Licensor in writing, be responsible for any additional formulation or chemistry, manufacturing and control work as required, at Licensee’s cost. Licensee shall be responsible for any additional pre-clinical and/or clinical testing and any other items required by such Competent Authority, at Licensee’s cost, provided that Licensee shall not initiate any such testing or other activities without Licensor’s prior written consent.

6.17 Upon receipt of a written request, each Party shall provide reasonable assistance to the other Party, in connection with such Party’s obligations pursuant to this Section 6, subject to reimbursement of all of its pre-approved out-of-pocket costs by the requesting Party, provided that the requesting Party shall not unreasonably withhold approval of any such costs.

6.18 Licensee and Licensor shall comply with all Applicable Laws in exercising their rights and performing their obligations under this Agreement, including the provision of information by Licensee and Licensor, to the extent in its possession, to each other necessary for Licensor and Licensee to comply with any applicable reporting requirements. Each Party shall promptly notify the other Party of any comments, responses or notices received from any applicable Competent Authorities, which relate to or may impact any Licensed Product or the sales and marketing of any Licensed Product, and shall promptly inform the other Party of any responses to such comments, responses, notices or inspections and the resolution of any issue raised by any Competent Authorities with respect to any Licensed Product.

7.	PRODUCT RECALL

7.1 If at any time or from time to time, a Competent Authority requests Licensee to conduct a recall or market withdrawal of any Licensed Product from or in the Territory (a “Product Recall”) or if a voluntary Product Recall of any Licensed Product in the Territory is contemplated by Licensee, Licensee shall immediately notify Licensor in writing, and Licensee will conduct such Product Recall (with full support from Licensor, subject to the conditions of Section 7.4) in as reasonable, prudent, and expeditious a manner as possible to preserve the goodwill and reputation of the Licensed Product and the goodwill and reputation of the Parties.

7.2 Licensee shall not carry out a voluntary Product Recall in the Territory with respect to any Licensed Product without the prior written approval of Licensor, such approval not to be unreasonably withheld (for the avoidance of doubt, any Product Recall that is reasonably deemed necessary in order to avoid serious personal injury shall not be considered as a voluntary Product Recall, provided that Licensee shall provide Licensor the opportunity to advise and comment with respect to any such Product Recall prior to its execution); and the Parties shall reasonably cooperate, in the conduct of any Product Recall for such Licensed Product in the Territory. Product Recall cost shall be borne in accordance with Section 7.5.

7.3 Notwithstanding the foregoing, Licensee may, without Licensor’s prior consent, immediately affect any Product Recall (A) resulting from any death or life-threatening adverse event associated with any Licensed Product or (B) required to comply with any regulatory or legal requirements, guidelines, directives, orders, or injunctions with respect to any Licensed Product. In the event Licensee does not undertake such a Product Recall in a reasonable period of time, Licensor shall be entitled to do so without Licensee’s prior written consent.

7.4 Licensee shall have the right to control and/or conduct any Product Recall in the Territory, subject to the terms of this Agreement. The Product Recall shall be the responsibility of Licensee and their Affiliates and shall be carried out by Licensee or its Affiliates in as reasonable, prudent, and expeditious a manner as possible to preserve the goodwill and reputation of the Licensed Product and the goodwill and reputation of the Parties and Licensor shall provide all necessary support to Licensee to carry out the Product Recall. Licensee shall maintain records of all sales and distribution of Licensed Product and customers in the Territory sufficient to reasonably adequately administer a Product Recall, for the period required by Applicable Law, and make such records available to Licensor or any designee thereof immediately upon request.

7.5 Licensee shall bear any and all costs and expenses related to any Product Recall in the Territory (including but not limited to any Product Recall undertaken by Licensor in accordance with Section 7.3).

7.6 Throughout the duration of this Agreement and with respect to all Licensed Product the Parties shall immediately notify each other of any information a Party receives regarding any threatened or pending action, inspection or communication by or from a concerned Competent Authority which may affect the safety or efficacy claims of the Licensed Product or the continued marketing of the Licensed Product. Upon receipt of such information during the duration of this Agreement, Licensee shall not take any action whatsoever without Licensor’s prior review and approval, such approval shall not be unreasonably withheld.

8.	FINANCIAL TERMS; SUPPLY

8.1 Licensee shall purchase solely from Licensor all of its or its Sublicensee’s requirements for Licensed Product to be used, sold, or distributed in the Territory. Licensee shall not, and shall cause its Affiliates and Sublicensees to not, manufacture or have manufactured, nor obtain from any other person, any Licensed Product.

8.2 All Licensed Product sold by Licensor pursuant to this Agreement shall be sold at the price as listed on Schedule 2 hereto (the “Purchase Price”). Licensee shall, in its sole discretion, have the sole and exclusive right to determine all terms and conditions of sale of the Licensed Product to customers, subject to the constraints and requirements of any applicable Governmental Approvals and the terms of this Agreement.

8.3 The manner and style of the labeling and trade dress of the Licensed Product shall be as mutually agreed upon by the Parties in writing consistent with this Agreement, and upon such mutual agreement shall be deemed part of the Product Specifications, subject to any future changes reasonably requested by Licensee, agreed upon in writing by Licensor, and paid for by Licensee. For the avoidance of doubt, Licensee shall be solely responsible for the contents of any product label and Licensor shall not be responsible in any manner, including but not limited to under any provision of this Agreement, for any error, mistake, violation of any Applicable Law or any other problem with the content of the label unless Licensor does not follow label instructions provided by Licensee in accordance with this Agreement. Any Licensee-requested change or modification to a Licensed Product’s label or packaging shall be subject to Licensor’s prior written approval of such change or modification. Licensee shall reimburse Licensor for the reasonable total direct and indirect cost of any Licensed Product labels rendered obsolete by such change.

8.4 Licensee may from time-to-time place, and Licensor will accept, Orders for the Licensed Product, as further described below and Licensor will use Commercially Reasonable Efforts to supply Licensed Products to Licensee. Licensor may, in its sole discretion, contract with Third Parties for the manufacture or supply of Licensed Products hereunder provided that Licensor shall be responsible and liable for such Third Party’s performance of and compliance with Licensor obligations hereunder. All Orders must comply with the terms set forth on Schedule 3 attached hereto and the terms set forth in any agreement between Licensor and a Third Party contractor (a “Third Party Manufacturing Agreement”).

8.5 Within one (1) month following submission of the initial application for Governmental Approval to a Competent Authority in the Territory with respect to the Licensed Product, Licensee shall provide Licensor with a forecast of requirements for Licensed Products for the twelve (12) month period following receipt of such Governmental Approval. Thereafter, Licensee shall provide Licensor with a forecast for each following calendar year on or before June 1 of the preceding calendar year. Except as otherwise provided herein, all such forecasts made hereunder shall be nonbinding and made to assist Licensor in planning its production and Licensee in planning marketing and sales. All Orders made by Licensee shall become firm three (3) months before Licensee’s forecasted needs with delivery dates based on the longest component lead time.

8.6 Licensor shall, at Licensee’s cost and expense, procure certain raw materials a minimum of forty-five (45) days prior to the scheduled start of production of Licensed Product. Further, Licensee shall be responsible for any fees and costs incurred by Licensor in addition to the Purchase Price as set forth on Schedule 2 (including, but not limited to, items such as brokerage fees, courier expenses, duty fees payable, etc.) that are incurred in the procurement of any materials, including packaging and labeling components.

8.7 No terms and conditions contained in any Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by either Party shall be effective to the extent they are inconsistent with, modify or add to the terms and conditions contained herein.

8.8 Licensee may reject any Licensed Product which fails to meet the Specifications in accordance with any applicable Third-Party Manufacturing Agreement.

8.9 Licensee shall maintain an inventory of Licensed Product reasonably sufficient, consistent with industry standards, to satisfy at least four (4) months’ worth of its requirements at all times and, for the avoidance of doubt, Licensee’s initial Order shall be of a sufficient amount to meet such inventory requirements.

8.10 Licensor warrants that all Licensed Products supplied pursuant to this Agreement shall on the date of delivery comply with the Product Specifications. Changes to the Product Specifications may be made as (a) reasonably requested by Licensee and agreed upon in writing by Licensor, (b) necessary to conform to the regulatory requirements necessary to obtain and maintain Governmental Approvals and agreed upon in writing by Licensor, or (c) reasonably requested by Licensor or otherwise necessary to enable Licensor and any Third Party manufacturing Licensed Products on behalf of Licensor to comply with the legal and regulatory requirements applicable to Licensed Products outside the Territory (including those of any regulatory filing or approval outside the Territory). For clarity, prior to Licensor’s supplying any Licensed Product to Licensee that does not comply with the then current Product Specifications, Licensor will obtain Licensee’s written consent. Replacement or refund, as elected by Licensor in its sole discretion, shall be Licensee’s sole remedy for breach of such warranty unless such breach is the result of Licensor’s gross negligence or willful misconduct.

8.11 Licensor shall, as soon as reasonably possible, provide written notice of any significant changes proposed by Licensor to the Licensed Product or method of manufacture of the Licensed Product.

8.12 Licensor shall retain (or cause any relevant Third Party contractors to retain), at Licensee’s cost, a reasonably sufficient quantity of each batch of Licensed Product to perform quality control testing. Licensor shall maintain such samples of each batch in a reasonably suitable storage facility until at least one (1) year after such Licensed Product expires, or such longer period as may be required under Applicable Laws, rules, and regulations. Portions of all such samples shall be made reasonably available for testing by Licensee, at Licensee’s expense, upon request.

8.13 Licensor shall maintain (or shall use commercially reasonable efforts to ensure that any relevant Third Party contractors maintain) all records as necessary to comply with manufacturing regulations imposed by any regulatory authority.

8.14 Licensee shall have the right to inspect the facilities where Licensed Product is manufactured pursuant to this Agreement and to review the pertinent records relating to the manufacturing, and quality control of the Licensed Product provided that such right is only exercisable (i) upon reasonable prior written notice, (ii) unless for cause, no more frequently than on an annual basis, (iii) during normal business hours, and (iv) with a maximum of two (2) individuals.

8.15 Delivery of the Licensed Product shall be effected EXW (Incoterms 2020) Licensor’s or Third Party contractor’s facility, at which time all risk of loss and damage to the Licensed Product shall pass to Licensee, and Licensee shall carry out all customs and export clearances necessary for the shipment, export, and import of Licensed Product out of and/or into any jurisdiction and obtain, at its own expense, any export or import license or other governmental authority required for exportation and/or importation into and/or out of any jurisdiction.

8.16 Prior to shipment, Licensor shall perform release testing in any manner required by the Product Specifications, if specifically described therein, and all Applicable Laws, rules and regulations, including the Governmental Approvals.

8.17 Licensee shall pay the amounts due for all Licensed Product upon the placement of an Order by Licensee. Any payments due under this Agreement will be made by wire transfer to a bank account, designated by the Licensor. All amounts payable will be specified and paid in United States Dollars.

8.18 If Licensee refuses or fails to take delivery of Licensed Product ordered under this Agreement at the time stated for delivery in the applicable Order, Licensor shall be entitled, at its discretion, to invoice Licensee in full for the amounts due hereunder for such Licensed Product and to store Licensed Product at Licensee’s cost, which shall be commercially reasonable and include insurance with coverage in amounts and types reasonably sufficient to cover the loss of such Licensed Product. Any amounts due under the foregoing sentence shall be paid by Licensee within thirty (30) days of its receipt of an invoice concerning such amounts.

8.19 In the event that any payment due hereunder is not made when due, each such payment shall accrue interest from the date due at a rate equal to twelve percent (12%) or, if less, the maximum legally permissible interest rate, calculated on the number of days such payments are paid after the date such payments are due. The payment of such interest shall not limit Licensor from exercising any other rights it may have under this Agreement as a consequence of the lateness of any payment.

8.20 All taxes levied on account of the payments accruing to a Party under this Agreement shall be paid by such Party for its own account, including taxes levied thereon as income to such Party. If provision is made in Applicable Law or regulation for withholding on any payment due to the other Party under this Agreement, such tax shall be deducted from the payment made by a Party (the “Paying Party”) to the other Party (the “Paid Party”) hereunder, shall be paid to the proper taxing authority by the Paying Party, and a receipt of payment of such tax shall be secured and promptly delivered to the Paid Party. Each Party agrees to reasonably assist the other Party in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force or in otherwise seeking the return, refund, or credit of any such withheld amount as applicable.

8.21 Any Licensee-specific inventory relating to a Licensed Product, including, but not limited to, materials, expired materials, work-in-process, waste by-products, testing supplies, stability samples, work-in-process, and any Licensed Product or finished good rendered obsolete as a result of formula, artwork, or labeling or packaging changes requested by Licensee or by changes required by a Competent Authority, shall be reimbursed to Licensor (or its Third Party contractor) by Licensee and Licensee will bear all fees and costs related thereto. Unless otherwise instructed by Licensee and agreed to by Licensor (or its Third Party contractor), will be shipped to Licensee for destruction by Licensee. Licensee shall bear one hundred percent (100%) of all shipping and destruction costs related to said obsolete inventory. Licensee shall destroy any such inventory in accordance with all Applicable Laws and Licensee shall indemnify Licensor (or its Third Party contractor) for any liability, costs or expenses, including attorney’s fees and court costs, relating to Licensee’s failure to dispose of such inventory in accordance with such Applicable Laws. Licensee shall also provide Licensor (or its Third Party contractor) with all manifests and other applicable evidence of proper destruction as may be requested by Licensor (or its Third Party contractor) or required by Applicable Law. Licensor (or its Third Party contractor) shall provide written notification to Licensee of its intent to dispose of or store obsolete inventory. If Licensor (or its Third Party contractor) does not receive disposition instructions from Licensee within thirty (30) days from date of notification, obsolete inventory remaining at Licensor’s (or its Third Party contractor’s) facilities shall be subject to a deposit covering the standard cost of the obsolete inventory and storage and or destruction fees at Licensor’s (or its Third Party contractor’s) discretion.

Notwithstanding anything to the contrary herein, in the event that Licensor no longer manufactures and sells the Licensed Product on its own behalf, for a continuous period of two (2) years, and for a reason other than the safety of the Licensed Product, Licensee shall have the right to manufacture or have manufactured on its behalf the Licensed Product and continue to exercise the licenses granted pursuant to Sections 3.1 and 3.2 for the remainder of the Term (or any extension thereof), and the terms of Section 4 and 9.4(c) shall no longer apply.

[*]

Licensee shall pay the Alternative Manufacturing Fee payable semi-annually no later than August 1st for amounts payable for the first half of a calendar year and January 31st for amounts payable for the second half of a calendar year. For any period in which the Alternative Manufacturing Fee is payable, Licensee shall furnish to Licensor a written report for such period which includes the information necessary for the determination of the amounts payable as the Alternative Manufacturing Fee (on behalf of itself and its Affiliates and their respective sublicensees). Licensee shall keep and maintain (and to the extent applicable, will cause its Affiliates, and their respective sublicensees to keep and maintain) proper and complete records and books of account and shall permit Licensor (or its representative) to have access during normal business hours to such of the records as may be reasonably necessary solely to verify the accuracy of such reports.

8.22 Any Order placed directly by a Sublicensee shall be fulfilled by Licensor on the same terms as Licensor fulfills Orders placed by the Licensee and pursuant to this Section 8. No terms and conditions contained in any Order, acknowledgment, invoice, bill of lading, acceptance or other preprinted form issued by a Sublicensee shall be effective to the extent they are inconsistent with, modify or add to the terms and conditions contained in this Section 8 and any sublicense executed by Licensee hereunder shall provide the same.

9.	TERM AND TERMINATION

9.1 This Agreement shall commence as of the Effective Date and shall expire on the date five (5) years after the first commercial sale of the Licensed Product unless the Agreement is extended in writing by the Parties or earlier terminated as defined herein (the “Term”).

9.2 Either Party may terminate this Agreement prior to the expiration of the Term upon the occurrence of any of the following:

(a) Upon or after the cessation of operations of the other Party or the bankruptcy, insolvency, dissolution or winding up of the other Party (other than dissolution or winding up for the purposes or reconstruction or amalgamation); or

(b) Upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within thirty (30) days after written notice thereof by the non-breaching Party.

9.3 Licensee may terminate this Agreement prior to the expiration of the Term upon ninety (90) days’ advance written notice to Licensor.

9.4 Licensor may, by written notice to Licensee, and in addition to any termination rights provided in Section 9.2, terminate this Agreement upon the occurrence of any of the following:

(a) Upon the failure by Licensee to pay any amounts due pursuant to this Agreement on the due date established therefor under this Agreement;

(b) Upon the loss, revocation, suspension, termination, or expiration of Governmental Approval to sell the Licensed Product in the Territory, if Licensee fails to take the actions necessary to reinstate such Governmental Approval within ten (10) days of such loss, revocation, suspension, termination, or expiration;

(c) Upon the failure to achieve the objectives set forth in the Development Plan or a failure to meet the Commercialization Objectives, pursuant to Section 4.2 or 4.5 respectively.

(d) If Licensor elects to discontinue to manufacture, sale or other commercialization of the Licensed Product due to product safety.

9.5 All of the non-breaching Party’s remedies with respect to a breach of this Agreement shall be cumulative, and the exercise of one remedy under this Agreement by the non-defaulting Party shall not be deemed to be an election of remedies. These remedies shall include the non-breaching Party’s right to sue for damages for such breach without terminating this Agreement.

9.6 Upon any termination or expiration of this Agreement,

(a) Licensee, to the extent requested by Licensor in writing within ten (10) days of such termination or expiration, hereby grants and assigns to Licensor all right, title and interest in, to or under all Governmental Approvals, the Development Documentation, the Results, all intellectual property rights associated therewith. Licensor acknowledges and agrees that Licensee may be unable to assign those Governmental Approvals which may be reasonably invalidated or cancelled by the Competent Authorities if this Agreement is expired or terminated. Licensee shall deliver all such items, including any copies thereof, to Licensor within ten (10) days of Licensor’s request therefor and agrees to take such actions as Licensor may reasonably request in order to effectuate the assignment set forth in this Section 9.6.

(b) Licensee shall use its best efforts, if allowed under relevant laws and contracts terms and as requested by Licensor, to have assigned to Licensor any contracts entered into by Licensee concerning the development, marketing, distribution, or sale of the Licensed Product in the Territory.

(c) Upon any termination of this Agreement pursuant to section 9.3, or expiration of this Agreement, Licensor will fulfill any Orders transmitted prior to the effective date of any such termination or expiration.

9.7 Except as otherwise provided in this Agreement, expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under Sections 1, 3.4, 3.6, 5, 6, 7, 9.6, 9.7, 10, 11, 12, and 13 shall survive expiration or termination of this Agreement.

10.	INDEMNIFICATION AND INSURANCE

10.1 Licensor shall indemnify and hold Licensee, its Affiliates, and their respective employees, directors and officers, harmless from and against any liabilities or obligations, damages, losses, claims, encumbrances, costs or expenses (including attorneys’ fees) (any or all of the foregoing herein referred to as “Loss”) insofar as a Loss or actions in respect thereof occurs subsequent to the Effective Date arises out of a claim by a Third Party based on or resulting from any misrepresentation or breach of any of the warranties, covenants or agreements made by Licensor in this Agreement. Licensor’s obligations to indemnify Licensee hereunder shall not apply to the extent any such Loss arises out of or is based on any (a) inactions or actions of Licensee, a Sublicensee or its Affiliates for which Licensee is obligated to indemnify Licensor under this Agreement or (b) negligence or intentional misconduct of Licensee or its Affiliates.

10.2 Licensee shall indemnify and hold Licensor and its Affiliates, and their respective employees, directors and officers of any of the foregoing, harmless from and against any Loss insofar as such Loss or actions in respect thereof occurs subsequent to the Effective Date and arises out of or is based upon a claim by a Third Party based on or resulting from (a) any misrepresentation or breach of any of the warranties, covenants or agreements made by Licensee in this Agreement, (b) Licensee’s, a Sublicensee’s or its Affiliates’ development, use, marketing, manufacture, sale, distribution, promotion, handling, or storage of any Licensed Products, or (c) any product liability claim brought by any Third Party due to the use of any Licensed Product sold or distributed by or on behalf of Licensee, a Sublicensee, or any Affiliate thereof in the Territory. Licensee’s obligations to indemnify Licensor hereunder shall not apply to the extent any such Loss arises out of or is based on any (a) inactions or actions of Licensor or its Affiliates for which Licensor is obligated to indemnify Licensee under this Agreement or (b) negligence or intentional misconduct of Licensor or its Affiliates.

10.3 No claim for indemnification hereunder shall be valid unless notice of the matter which may give rise to such claim is given in writing by the indemnitee (the “Indemnitee”) to the persons against whom indemnification may be sought (the “Indemnitor”) as soon as reasonably practicable after such Indemnitee becomes aware of such claim, provided that, notwithstanding the foregoing, the failure to notify the Indemnitor shall not relieve the Indemnitor from any liability except to the extent that such failure to notify actually adversely impacts the Indemnitor’s ability to defend such claim. Such notice shall state that the Indemnitor is required to indemnify the Indemnitee for a Loss and shall specify the amount of Loss and relevant details thereof. The Indemnitor shall notify Indemnitee no later than ten (10) days from such notice of its intention to assume the defense of any such claim. In the event the Indemnitor fails to give such notice within that time the Indemnitor shall no longer be entitled to assume such defense.

10.4 The Indemnitor shall at its expense, have the right, subject to the limitations of this Section 10.4, to settle and defend, through counsel reasonably satisfactory to the Indemnitee, any action which may be brought in connection with all matters for which indemnification is available. In such event the Indemnitee of the Loss in question and any successor thereto shall permit the Indemnitor full and free access to its books and records and otherwise fully cooperate with the Indemnitor in connection with such action; provided that this Indemnitee shall have the right fully to participate in such defense at its own expense. The defense by the Indemnitor of any such actions shall not be deemed a waiver by the Indemnitor of its right to assert a claim with respect to the responsibility of the Indemnitor with respect to the Loss in question. The Indemnitor shall not settle or compromise any claim against the Indemnitee without the prior written consent of the Indemnitee, provided that such consent shall not be unreasonably withheld. No Indemnitee shall pay or voluntarily permit the determination of any liability which is subject to any such action while the Indemnitor is negotiating the settlement thereof or contesting the matter, except with the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor fails to give Indemnitee notice of its intention to defend any such action as provided herein, the Indemnitee involved shall have the right to assume the defense thereof with counsel of its choice, at the Indemnitor’s expense, and defend, settle or otherwise dispose of such action. With respect to any such action which the Indemnitor shall fail to promptly defend, the Indemnitor shall not thereafter question the liability of the Indemnitor hereunder to the Indemnitee for any Loss (including counsel fees and other expenses of defense).

10.5 Licensee shall, at its sole cost and expense obtain and keep in force comprehensive general liability insurance, including any applicable self-insurance coverage, with bodily injury, death and property damage including contractual liability and product liability coverage, of the types and in amounts which are (i) reasonable and customary in the pharmaceutical industry for companies of comparable size and activities provided that, without limitation of the foregoing, Licensee’s insurance coverage shall include comprehensive general product liability and general liability insurance each in amounts not less than $2 million per incident and $10 million annual aggregate and name Licensor as an additional insured. Licensee will provide written proof of the existence of such insurance to Licensor upon request. The minimum amounts of insurance coverage required shall not be construed to create or limit Licensee’s liability with respect to its indemnification under this Agreement.

11.	REPRESENTATIONS AND WARRANTIES

11.1 As of the Effective Date, each Party hereby represents and warrants that such Party is duly organized and validly existing under the laws of the jurisdiction of its organization and has full power and authority to enter into this Agreement and the transactions contemplated hereby and to carry out the provisions hereof.

11.2 As of the Effective Date, each Party hereby represents and warrants that such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

11.3 As of the Effective Date, each Party hereby represents and warrants that this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that the enforcement of the rights and remedies created hereby is subject to bankruptcy, insolvency, reorganization and similar laws of general application affecting the rights and remedies of creditors and that the availability of the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. As of the Effective Date, each Party represents and warrants that the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, violate any law or regulation of any court, governmental body or administrative or other agency having authority over it, including, with respect to the representations and warranties made by Licensee under this Section 11.3, any competition, antitrust, or similar laws, statutes, regulations, or directives in the Territory.

11.4 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NOTHING HEREIN SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY LICENSOR TO LICENSEE THAT THE LICENSED TECHNOLOGY IS NOT INFRINGED BY ANY THIRD PARTY, OR THAT THE PRACTICE OF SUCH RIGHTS DOES NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, CONCERNING THE COMMERCIAL UTILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF ANY LICENSED PRODUCT.

11.5 EXCEPT WITH RESPECT TO THE INDEMNIFICATION PROVIDED HEREUNDER, OR BREACHES OF CONFIDENTIALITY, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, EXEMPLARY, CONSEQUENTIAL, INDIRECT, OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER.

11.6 Licensor represents and warrants that (a) it has and shall maintain during the Term of this Agreement (i) a license to or ownership or control of, as applicable, the Licensed Technology, and any other intellectual property rights which are the subject of Licensee’s licenses under this Agreement, and (ii) the right to grant the licenses described in this Agreement; and (b) the grant of such licenses by Licensor will not conflict with the terms of any existing agreement of Licensor concerning the Licensed Technology.

12.	COVENANTS

12.1 Each of Licensee and Licensor shall cause its respective Affiliates to comply with all obligations of such Affiliates under this Agreement. Each Party shall be responsible and liable for such Party’s Affiliates performance of such Party’s obligations hereunder and compliance with the terms of this Agreement, and any breach of the terms of this Agreement by any Affiliate of a particular Party shall be deemed a breach of this Agreement by such Party. Any breach of the terms of this Agreement by Third Party contractor of Licensee or a Sublicensee shall be deemed a breach of this Agreement by Licensee.

12.2 Licensee covenants and agrees that it shall, and shall cause its Affiliates and Sublicensees to, comply with all Applicable Laws affecting the use, possession, distribution, advertising and all forms of promotion in connection with the sale and distribution of the Licensed Product in the Territory.

12.3 During the Term, neither Licensee, a Sublicensee nor any Affiliate thereof shall, directly or indirectly, enable or contract with any Third Party to develop, manufacture, market, sell or distribute any Competing Product for commercial sale as a human therapeutic product in the Territory or itself develop, manufacture, market, sell or distribute any Competing Product for commercial sale as a human therapeutic product in the Territory.

12.4 Licensee shall not withhold, sell, license, encumber or otherwise transfer to a third party any rights in Governmental Approvals, the Development Documentation, the Results, or any intellectual property rights associated therewith (including copyright and trademark).

13.	MISCELLANEOUS

13.1 During the Term and for a period of five (5) years thereafter, each Party shall maintain all Confidential Information of the other Party as confidential and shall not disclose any such Confidential Information to any Third Party or use any such Confidential Information for any purpose, except: (a) as expressly authorized by this Agreement, (b) as required by law, rule, regulation or court order (provided that the disclosing Party shall first notify the other Party, shall use Commercially Reasonable Efforts to obtain confidential treatment of any such information required to be disclosed, and shall disclose only the minimum information required to be disclosed in order to comply), or (c) to its Affiliates, employees, agents, consultants and other representatives to accomplish the purposes of this Agreement. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of, or exercise its rights under, this Agreement. Each Party shall use at least the same standard of care as it uses to protect its own Confidential Information (but not less than a reasonable standard of care) to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the other Party’s Confidential Information. Each Party shall promptly notify the other Party upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information. The Parties agree that all information concerning Improvements shall be deemed the Confidential Information of Licensor and that Licensor shall be the disclosing Party, and Licensee the receiving Party, with respect thereto.

13.2 Neither Party shall release to any Third Party or publish in any way any non-public information with respect to the terms of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing a Party may disclose the terms of this Agreement to potential investors, lenders, investment bankers and other financial institutions of its choice solely for purposes of financing the business operations of such Party. Nothing contained in this paragraph shall prohibit either Party from filing this Agreement as required by the rules and regulations of the Securities and Exchange Commission, or national securities exchanges (including those located in countries outside of the United States); provided the disclosing Party discloses only the minimum information required to be disclosed in order to comply with such requirements, including requesting confidential treatment of this Agreement (after reasonable consultation with the other Party) and filing this Agreement in redacted form. The Parties agree to cooperate with respect to requests for confidential treatment to be submitted to the Securities and Exchange Commission or any similar foreign authority with respect to certain portions of this Agreement and any redactions thereof for such purposes.

13.3 Except as explicitly contemplated by this Agreement, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such assigning Party (or that portion of which to which this Agreement relates) to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, or (b) to any of its Affiliates. Notwithstanding the foregoing, any such assignment to an Affiliate shall not relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement, so long as such Affiliate remains an Affiliate of the assigning Party. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any purported assignment not in accordance with this Agreement shall be void.

13.4 Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including, but not limited to, fire, floods, embargoes, terrorism, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party, or for any other reason which is completely beyond the reasonable control of the Party (collectively a “Force Majeure”); provided that the Party whose performance is delayed or prevented shall continue to use good faith diligent efforts to mitigate, avoid or end such delay or failure in performance as soon as practicable.

13.5 This Agreement shall be governed by and construed under the state laws of the State of Delaware, without reference to its conflicts of laws principles. All disputes arising under or in connection with this agreement shall be finally settled by binding arbitration, initiated by either Party on ten (10) days’ notice to the other Party, under the Rules of Arbitration of the International Chamber of Commerce (“ICC”), applying the laws of the State of Delaware, without regards to its conflicts of law provisions, before three (3) independent, neutral arbitrators experienced in the pharmaceutical industry. The place of arbitration shall be Wilmington, Delaware. Licensee and Licensor shall each be entitled to select one (1) such arbitrator, with the two such arbitrators so selected selecting the third such arbitrator. In the event either Party fails to select its arbitrator within ten (10) days, the arbitrator selected by the other Party within such ten (10) day period shall be entitled to select such arbitrator. The arbitration shall be conducted in English. The decision of the arbitrators will be final and binding on the Parties, and any decision of the arbitrators may be enforced in any court of competent jurisdiction. Notwithstanding the foregoing, any Party may seek injunctive, equitable, or similar relief from a court of competent jurisdiction as necessary to enforce its rights hereunder without the requirement of arbitration.

13.6 Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

13.7 In case any provision of this Agreement shall be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Any provision of this Agreement held invalid or unenforceable in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.8 All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, by e-mail or by facsimile machine, receipt confirmed, (b) on the following Business Day, if delivered by a nationally recognized overnight courier service, with receipt acknowledgement requested, or (c) three Business Days after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, in each case, to the Party to whom it is directed at the following address (or at such other address as any Party hereto shall hereafter specify by notice in writing to the other Parties hereto):

If to Licensor:

Evofem Biosciences, Inc.
7770 Regents Rd. Suite 113-618
San Diego, California 92122
Attention: Saundra Pelletier
Email: spelletier@evofem.com

with a copy (which shall not constitute notice) to:

Procopio, Cory, Hargreaves & Savitch LLP

12544 High Bluff Drive, Suite 400
San Diego, CA 92130
Attention: Dennis J. Doucette
Email: dennis.doucette@procopio.com

If to Licensee:

Pharma 1 Drug Store

Mansoor Building 2, Al Qusais, Store 02, Amman St

Dubai, United Arab Emirates

Attention: Ayman Ahmed

Email: ayman@pharma1ds.com

T: +971501127672

13.9 It is expressly agreed that Licensor and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership or agency of any kind. Neither Licensor nor Licensee shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

13.10 The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Whenever the context hereof shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter, and vice versa. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.11 Licensee and Licensor shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and neither shall issue any such press release or make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; provided, however, that a Party may, without the prior consent of the other Party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of any stock exchange. No such consent of the other Party shall be required to release information which has previously been made public.

13.12 This Agreement (and any exhibits or appendices hereto) sets forth all of the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations conditions or understandings, either oral or written, between the Parties other than as set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

13.13 This Agreement may be executed in counterparts, each of which so executed will be deemed to be an original and such counterparts together will constitute one and the same agreement. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives on the date first set forth above.

LICENSOR

EVOFEM BIOSCIENCES, INC.

By :	/s/ Saundra Pelletier
Name:	Saundra Pelletier
Its:	Chief Executive Officer

LICENSEE

Pharma 1 Drug Store

By:	/s/ AbdulWahab Atfah
Name:	AbdulWahab Atfah
Its:	Chief Executive Officer

[SIGNATURE PAGE TO DEVELOPMENT AND SUPPLY AGREEMENT]

SCHEDULE 1

Commercialization Objectives

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Schedule 1

SCHEDULE 2

Pricing

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Schedule 2

SCHEDULE 3

Order Terms

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Schedule 3